Exhibit 99.2

StubHub Announces Chief Financial Officer Transition
Michael Noonan to Succeed Connie James in January
Connie James to Serve as a Consultant to Ensure a Smooth Transition

NEW YORK -- (BUSINESS WIRE) November 10, 2026 -- StubHub Holdings, Inc. (NYSE: STUB), a leading global ticketing marketplace for live events, today announced that Michael Noonan will join the company as Chief Financial Officer, effective January 4, 2027. Mr. Noonan will succeed Connie James, who will step down as Chief Financial Officer in January to pursue new opportunities. Following her departure, Ms. James will serve as a consultant to StubHub for the first six months of 2027 to ensure a smooth transition.

Mr. Noonan brings extensive finance and capital markets experience with consumer brands operating marketplace models. He will join StubHub directly from Tripadvisor, a publicly traded travel company where he currently serves as Chief Financial Officer and has led global finance, including accounting, financial planning and analysis, investor relations, tax and corporate development. Prior to Tripadvisor, he was Chief Financial Officer of Noom, a consumer-focused digital health company. Previously, he was Senior Vice President of Finance at Booking Holdings, a publicly traded travel company where he led corporate finance activities spanning financial planning, capital budgeting and investor relations. Earlier in his career, Mr. Noonan held capital markets positions at RBC Capital Markets, NYSE Euronext, J.P. Morgan and Bear Stearns & Co. Mr. Noonan holds an MBA from Duke University and a BA from Davidson College.

Eric Baker, Founder, Chairman and Chief Executive Officer of StubHub, commented, “Mike’s deep consumer background and experience in finance leadership and capital markets roles make him a fantastic fit to serve as StubHub’s next CFO. Mike joins a strong leadership team in place to execute our strategy in the years ahead. I look forward to working with Mike.”

Mr. Baker continued, “On behalf of the entire company and Board, I’d like to thank Connie for bringing financial discipline to the company and executing several capital markets transactions. As highlighted by our positive third quarter results and increased full-year GMS outlook announced separately today, we continue to advance our vision of being the global destination for consumers to access live events and experiences. I sincerely appreciate all Connie has contributed to StubHub while building and leading our finance team, and we wish her the best in her future endeavors.”

Mr. Noonan said, “StubHub has built a leading global ticketing marketplace, a trusted and highly recognized brand, and superior technology that ensures fans have a great experience accessing live events. I am excited to bring my extensive experience with marketplace models and track record of scaling consumer-facing businesses to the company, and I look forward to working with the entire team.”

Ms. James said, “Leading StubHub’s finance organization over the past several years has been a privilege, and I’d like to extend my gratitude to Eric, the Board, and the entire team. We have built a very talented finance team, and I believe now is the right time for a transition. I look forward to ensuring a seamless transition in the coming months.”

About StubHub
StubHub is a leading global ticketing marketplace for live events. Through StubHub and its international brand viagogo, the company services customers in over 200 countries and territories, supporting over 30 languages and accepting payments in over 45 currencies – from sports to music, comedy to dance, festivals to theater. StubHub offers a safe and convenient way to buy or sell tickets to live events across the world for memorable live experiences.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, and you should not rely on these as predictions of future events. For information on other potential risks and uncertainties that could cause actual results to differ from expected results, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q. All forward-looking statements are based on information available to us as of the date of this press release and are made only as of such date. We undertake no obligation to update these statements to reflect subsequent events or circumstances, except as required by law.

Contact

Investors:
IR@stubhub.com

Media:
pr@stubhub.com
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